EXHIBIT 99.1

Contact:
Mallorie Burak
Southwall Technologies Inc.

Phone: (650) 798-1200

For Immediate Release

Southwall Announces Q2 2009 Results

PALO ALTO, Calif.--(BUSINESS WIRE)—August 13, 2009--Southwall Technologies Inc. (OTCBB: SWTX) announced second quarter 2009 revenue of $8.3 million, up 28% from first quarter 2009 revenues of $6.5 million and down 39% from second quarter 2008 revenues of $13.7 million. The year over year decrease was primarily due to a significant decline in sales of automotive products and the impact of generally lower demand across all markets due to the global economic downturn.

Second quarter 2009 net income was $1.5 million, or $0.04 per diluted share, as compared to net income of $2.3 million, or $0.07 per diluted share in first quarter 2009, and $2.3 million, or $0.07 per diluted share in second quarter 2008.  Net income in the second quarter of 2009 included approximately $0.5 million of other income relating to the receipt of the final milestone payment under the Technology Transfer and Services agreement with Sunfilm.  The first quarter of 2009 included a $2.4 million reversal of an accrued, long term reserve resulting from the final payment of the Company’s obligation under a settlement agreement.

Second quarter 2009 gross profit was $3.7 million, or 44% of net revenues, as compared $2.4 million, or 38% of net revenues, in first quarter 2009 and $5.7 million, or 42% of net revenues, in second quarter 2008. The Company posted income from operations of $0.9 million in the second quarter of 2009, as compared to $0.1 million in the first quarter 2009 and $2.8 million in the second quarter of 2008.

“While the global economic slowdown is having a visible impact on our core markets, we have reduced our debt and executed disciplined financial management to carry us through this period of financial uncertainty without compromising commitment to our key growth initiatives,” said Dennis Capovilla, Southwall’s President and CEO.  “Despite the year over year sales decline, we have improved gross profit as we remain focused on providing our customers with a broad portfolio of high performance energy products that meet the growing global need for improved energy efficiency in green building and automotive design.”

About Southwall Technologies Inc.

Southwall Technologies Inc. is recognized as an innovator in the development and manufacture of high performance, energy-saving films and glass products that dramatically improve the energy efficiency of architectural and automotive glass. Southwall is an ISO 9001:2000-certified manufacturer with customers in over 25 countries around the world, including Audi, BMW, Guardian, Peugeot-Citroen, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2009 or thereafter, that the Company will not be successful in improving operating performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in certain markets and that the Company will not be able to secure additional financing if required, as well as risks associated with any failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 26, 2009.

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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Net revenues	$8,334	$13,685	4,830	4,255
Cost of revenues	4,636	7,960	8,687	3,679

Gross profit	3,698	5,725	6,143	10,576

Operating expenses:
Research & development	665	688	1,347	1,397
Selling, general and administrative	2,160	2,280	3,850	4,318

Total operating expenses	2,825	2,968	5,197	5,715

Income from operations	873	2,757	946	4,861

Interest expense, net	(101)	(123)	(171)	(262)
Other income (expense), net	766	(79)	3,199	114

Income before provision for income taxes	1,538	2,555	3,974	4,713

Provision for income taxes	34	207	191	320

Net income	1,504	2,348	3,783	4,393

Deemed dividend on preferred stock	122	122	244	244

Net income attributable to common stockholders	$1,382	$2,226	3,539	4,149

Net income per share:
Basic	$0.05	$0.08	$0.12	$0.15
Diluted	$0.04	$0.07	$0.11	$0.13

Weighted average shares used in computing net income per share :
Basic	28,709	28,065	28,708	27,943
Diluted	33,799	34,555	33,785	34,037

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$10,488	$10,768
Restricted cash	-	282
Accounts receivable, net	5,282	3,709
Inventories, net	5,100	5,965
Other current assets	1,180	745
Total current assets	22,050	21,469
Property, plant and equipment, net	13,940	15,012
Other assets	514	804
Total assets	$36,504	$37,285

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt and capital lease obligations	$1,216	$1,767
Accounts payable	938	596
Accrued compensation	681	1,372
Other accrued liabilities	4,968	5,127
Total current liabilities	7,803	8,862

Term debt and capital lease obligations	3,658	4,501
Other long term liabilities	110	2,514
Total liabilities	11,571	15,877

Series A, convertible preferred stock	4,810	4,810

Stockholders' equity:
Common stock	29	29
Capital in excess of par value	78,270	78,323
Accumulated other comprehensive income:
Translation gain on subsidiary	4,064	4,269
Accumulated deficit	(62,240)	(66,023)
Total stockholders' equity	20,123	16,598

Total liabilities, preferred stock and stockholders' equity	$36,504	$37,285

SOUTHWALL TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six months ended
	June 30,	June 30,
	2009	2008
Cash flows from operating activities:
Net income	$3,783	$4,393
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on settlement of liability	(2,359)	-
Deferred income tax	(44)	(16)
Gain on disposal of property, plant and equipment	(22)	0
Depreciation and amortization	1,219	1,515
Stock-based compensation	190	77
Changes in operating assets and liabilities:
Accounts receivable, net	(1,580)	(3,908)
Inventories, net	770	(887)
Other current and non-current assets	(107)	616
Accounts payable and accrued liabilities	(726)	(291)
Net cash provided by operating activities	1,124	1,499

Cash flows from investing activities:
Restricted cash	261	-
Proceeds from sale of property, plant and equipment	28	-
Expenditures for property, plant and equipment	(502)	(898)
Net cash used in investing activities	(213)	(898)

Cash flows from financing activities:
Proceeds from exercise of stock options	1	179
Borrowings from equipment financing	49	473
Investment credit in Germany	221	0
Repayments of term debt and capital lease obligations	(1,451)	(596)
Net cash (used in) provided by financing activities	(1,180)	56

Effect of foreign exchange rate changes on cash and cash equivalents	(11)	375

Net (decrease) increase in cash and cash equivalents	(280)	1,032
Cash and cash equivalents, beginning of period	10,768	6,492

Cash and cash equivalents, end of period	$10,488	$7,524